Exhibit 99.18

Trinity Life Insurance Company Successfully Completes Tender Offer to Acquire All Issued and Outstanding Shares of Common Stock of Family Benefit Life Insurance Company

Wednesday, December 28, 2011

Tulsa, Oklahoma

Trinity Life Insurance Company, a Tulsa-based life insurance company and First Trinity Financial Corporation, the parent company of Trinity Life Insurance Company, announced today that Trinity Life Insurance Company has successfully completed its tender offer for all of the outstanding shares of common stock of Family Benefit Life Insurance Company.  The tender offer concluded on midnight, Jefferson City, Missouri time on Wednesday, December 21, 2011.  During the offering period, Trinity Life Insurance Company offered to purchase shares of Family Benefit Life Insurance Company for the price of $11.05 per share net to seller in cash, without interest and less any applicable withholding taxes, upon the terms and conditions set forth in the original offer to purchase.  During the offering period, Trinity Life Insurance Company accepted and paid for all shares tendered.  A total of approximately 870,000 shares, which represents approximately 68% of the 1,287,640 outstanding shares, were validly tendered and purchased by Trinity Life Insurance Company, bringing Trinity Life Insurance Company’s ownership to approximately 1,270,000 shares or approximately 99% of the issued and outstanding shares of Family Benefit Life Insurance Company.

Trinity Life Insurance Company and Family Benefit Life Insurance Company intend to promptly take the steps necessary to complete a merger under the corporation laws of the state of Missouri of Family Benefit Life Insurance Company with a subsidiary of Trinity Life Insurance Company, without a meeting of Family Benefit Life Insurance Company’s shareholders.  Upon the closing of the merger, Trinity Life Insurance Company will acquire the remaining approximate 18,000 shares of Family Benefit Life Insurance Company for $11.05 per Share.

About the companies:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma.  First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange.  First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company.  It now has two wholly owned subsidiaries in those businesses: Trinity Life Insurance Company and First Trinity Capital Corporation.  First Trinity is owned by over 4,000 Oklahoma residents.  First Trinity is in the midst of a $10 million public offering that to date has raised more than $9.2 million.  The offering is only available to residents of Oklahoma who meet certain suitability requirements.

Trinity Life Insurance Company (www.trinitylifeinsurance.com) is a life insurance and annuity company headquartered in Tulsa, Oklahoma, offering life insurance and annuity products to the citizens of Oklahoma, Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio and Texas.